Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

RECEIVES REQUISITE CONSENT TO AMEND ITS BANK CREDIT FACILITY

Uncasville, Connecticut, October 16, 2009 – The Mohegan Tribal Gaming Authority, or the Authority, the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today that it has received the requisite consent of its bank lending group, led by Bank of America, N.A., as Administrative Agent, to amend its bank credit facility. Among other things, the Authority has received requisite consent to:

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Modify the terms of the Authority’s total leverage ratio covenant to increase the covenant by 25 basis points for the quarterly periods ending March 31, 2010, June 30, 2010, June 30, 2011, September 30, 2011 and December 31, 2011, and by 50 basis points for the quarterly periods ending September 30, 2010, December 31, 2010 and March 31, 2011.

•	Modify the terms of the Authority’s senior leverage ratio covenant to increase the covenant by 25 basis points for the quarterly periods ending March 31, 2010 and continuing through December 31, 2011.

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Gain the ability to obtain a release from liens securing the bank credit facility of a portion of the land on which Pocono Downs is sited to permit its sale or lease to a third-party in connection with the development of a potential hotel project, consisting of a minimum of 200 rooms, subject to the satisfaction of customary conditions.

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Modify the terms of the Authority’s covenant relating to its incurrence of permitted indebtedness to allow the Authority or its subsidiaries to incur additional debt (which may consist of capital lease obligations) in an aggregate amount not to exceed $55 million, at any one time outstanding, in connection with the development of the potential hotel project at Pocono Downs.

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Modify the terms of the Authority’s permitted capital expenditures covenant to affirmatively allow for the existing $125 million of permitted capital expenditures to be utilized for Pocono Downs in addition to Mohegan Sun and related businesses, including the payment of licensing fees associated with those operations.

•	Permanently reduce the revolving commitments by $25 million.

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Modify the terms of the applicable pricing rates. The Authority’s modified rates will be as follows: (i) the applicable rate for base rate loans will be between 1.25% and 2.75%; (2) the applicable rate for Eurodollar rate loans will be between 2.50% and 4.00%; and (iii) the applicable rate for commitment fees will be between 0.20% and 0.50%.

“We are very pleased with this amendment to our bank credit facility and our bank group’s continued confidence and support of the Authority and the Mohegan Tribe,” said Mitchell Grossinger Etess, President and Chief Executive Officer of the Authority.

The effectiveness of these amendments is conditioned, in part, on the consummation of the Authority’s proposed offering of $200 million aggregate principal amount of second lien senior secured notes due 2017 in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as described in the Authority’s press release dated October 14, 2009, and satisfaction of other customary conditions.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Pocono Downs offers approximately 2,500 slot machines and electronic blackjack games, several dining options, including a 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as well as the Authority’s other reports and filings with the SEC. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

Press Release Mohegan Tribal Gaming Authority

Uncasville, Connecticut, October 16, 2009

CONTACTS:
Mitchell Grossinger Etess	Leo M. Chupaska
Chief Executive Officer	Chief Financial Officer
Mohegan Tribal Gaming Authority	Mohegan Tribal Gaming Authority
(860) 862-8000	(860) 862-8000